U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Weatherford, Terry L.
   3101 N. Elm St.
   Greensboro, NC USA 27415-6540
2. Issuer Name and Ticker or Trading Symbol
   CONE MILLS CORPORATION COE
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/31/98
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Vice President and Secretary

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |10/22/|A   |V|500               |A  |4.5625     |4650               |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |6107               |I     |by 401k Trust [1]          |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |12.000  |     |    | |           |   |05/09|11/08|Common Stock|10000  |       |10000       |D  |            |
(right to buy)        |        |     |    | |           |   |/95 [|/04  |            |       |       |            |   |            |
                      |        |     |    | |           |   |2]   |     |            |       |       |            |   |            |
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Employee Stock Option |8.000   |     |    | |           |   |05/07|11/06|Common Stock|10000  |       |10000       |D  |            |
(right to buy)        |        |     |    | |           |   |/97 [|/06  |            |       |       |            |   |            |
                      |        |     |    | |           |   |3]   |     |            |       |       |            |   |            |
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Employee Stock Option |8.500   |     |    | |           |   |05/11|11/09|Common Stock|3000   |       |3000        |D  |            |
(right to buy)        |        |     |    | |           |   |/98 [|/07  |            |       |       |            |   |            |
                      |        |     |    | |           |   |4]   |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Units in the Company Stock Fund of the 401(k) Program. A unit consists of some cash but is primarily invested in Common Stock of Registrant. Since last report, reporting person's 401(k) account acquired 2,214 units.
2. Nonqualified stock option grant under 1992 Stock Option Plan. Options are exercixable in annual cummulative 20% increments beginning 5/9/95 and each anniversary date.
3. Nonqualified stock option grant under the Amended and Restated 1992 Stock Plan. Options are exercisable in annual cumulative 20% increments beginning 5/7/ 97 and each anniversary date through 5/7/01.
4. Incentive stock option grant under 1992 Stock Option Plan. Options are exercisable in annual cummulative 20% increments beginning 5/11/98 and each anniversary date through 5/11/02.

TERRY L. WEATHERFORD
SIGNATURE OF REPORTING PERSON
/Signature/
TERRY L. WEATHERFORD
DATE
11/09/98